AMENDMENT TO

INVESTMENT MANAGEMENT AGREEMENTS

Between

EACH OF THE T. ROWE PRICE VARIABLE INSURANCE PORTFOLIOS

(EACH A “FUND” AND COLLECTIVELY THE “FUNDS”)

SET FORTH ON SCHEDULE A HERETO, SEVERALLY AND NOT JOINTLY,

and

T. ROWE PRICE ASSOCIATES, INC.

 This Amendment (the “Amendment”) to each of the Investment Management Agreements is made as of October 23, 2023, by and between each of the Funds, separately and not jointly, and T. ROWE PRICE ASSOCIATES, INC., a corporation organized and existing under the laws of the State of Maryland (hereinafter called the “Manager”).

W I T N E S S E T H:

 WHEREAS, the parties hereto have each entered into an Investment Management Agreement with the Manager (each, an “Agreement”);

 WHEREAS, as set forth in each Agreement, the Manager receives an annual management fee from the applicable Fund and is responsible for paying all of the expenses of the Fund except for certain excluded expenses; and

 WHEREAS, each of the Fund’s Board of Directors, including a majority of the directors who are not interested persons of the Fund, has approved, effective May 1, 2024, the restructuring of the Fund’s management fee and the permanent limitation on certain of the Fund's expenses as described hereunder, and the amendment of the Agreement to reflect such changes, and has determined that such actions would be in the best interest of the Fund and its shareholders;

 WHEREAS, the parties hereto desire to amend each Agreement to make the changes set out below;

 NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

 1. Paragraphs 2 and 3 of each Agreement are amended to read as follows:

  2.  Allocation of Expenses.

    A. Expenses Paid by Manager.

     (1) Salaries and Fees of Officers. The Manager shall pay all salaries, expenses, and fees of the officers and directors of the Corporation who are affiliated with the Manager.

     (2) Assumption of Fund Expenses by Manager. The payment or assumption by the Manager of any expense of the Corporation or Fund, as appropriate, that the Manager is not required by this Agreement to pay or assume shall not obligate the Manager to pay or assume the same or any similar expense on any subsequent occasion.

    B. Expenses Paid by Fund. The Fund shall bear all expenses of its organization, operations, and business not specifically assumed or agreed to be paid by the Manager as provided in this Agreement. In particular, but without limiting the generality of the foregoing, the Fund shall pay:

     (1) Custody and Accounting Services. All expenses of the transfer, receipt, safekeeping, servicing and accounting for the cash, securities, and other property of the Fund, including all charges of depositories, custodians, and other agents, if any;

     (2) Shareholder Servicing. All expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Fund, if any;

     (3) Shareholder Communications. All expenses of preparing, setting in type, printing, and distributing reports and other communications to shareholders;

     (4) Shareholder Meetings. All expenses incidental to holding meetings of shareholders, including the printing of notices and proxy material, and proxy solicitation therefor;

     (5) Prospectuses. All expenses of preparing, setting in type, and printing of annual or more frequent revisions of the prospectus and of mailing them to shareholders;

     (6) Pricing. All expenses of computing the Fund’s net asset value per share, including the cost of any equipment or services used for obtaining price quotations;

     (7) Communication Equipment. All charges for equipment or services used for communication between the Manager or the Corporation or Fund and the custodian, transfer agent or any other agent selected by the Corporation;

     (8) Legal and Accounting Fees and Expenses. All charges for services and expenses of the Corporation’s legal counsel and independent auditors for the benefit of the Fund;

     (9) Directors’ Fees and Expenses. All compensation of directors, other than those affiliated with the Manager, and all expenses incurred in connection with their service;

     (10) Federal Registration Fees. All fees and expenses of registering and maintaining the registration of the Corporation under the 1940 Act and the registration of the Fund’s shares under the Securities Act of 1933, as amended (the “’33 Act”), including all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing of any registration statement and prospectus under the ‘33 Act or the 1940 Act, and any amendments or supplements that may be made from time to time;

     (11) State Filing Fees. All fees and expenses imposed on the Fund with respect to the sale of the Fund shares under securities laws of various states or jurisdictions, and, under all other laws applicable to the Fund, or its business activities (including registering the Fund as a broker-dealer, or any officer of the Fund or any person as agent or salesman of the Fund in any state);

     (12) Issue and Redemption of Fund Shares. All expenses incurred in connection with the issue, redemption, and transfer of the Fund’s shares, including the expense of confirming all share transactions;

     (13) Bonding and Insurance. All expenses of bond, liability, and other insurance coverage required by law or deemed advisable by the Board of Directors;

     (14) Brokerage Commissions and Borrowings. All brokers’ commissions and other charges incident to the purchase, sale, or lending of the Fund’s portfolio securities, and any commitment fees or other expenses relating to Fund borrowings;

     (15) Taxes. All taxes or governmental fees payable by or with respect of the Corporation or Fund, as appropriate, to federal, state, or other governmental agencies, domestic or foreign, including stamp or other transfer taxes;

     (16) Trade Association Fees. All fees, dues, and other expenses incurred in connection with the Corporation’s or Fund’s, as appropriate, membership in any trade association or other investment organization; and

     (17) Nonrecurring and Extraordinary Expenses. Such nonrecurring expenses as may arise, including the costs of actions, suits, or proceedings to which the Corporation or Fund, as appropriate, is a party and the expenses the Corporation or Fund, as appropriate, may incur as a result of its legal obligation to provide indemnification to its officers, directors, and agents.

  3. Management Fee and Expense Limitation. The Fund shall pay the Manager a fee (“Fee”) which will consist of two components: a Group Management Fee (“Group Fee”) and an Individual Fund Fee (“Fund Fee”). The Fee shall be paid monthly to the Manager and shall be calculated as follows:

    A. Group Fee. The monthly Group Fee (“Monthly Group Fee”) shall be the sum of the daily Group Fee accruals (“Daily Group Fee Accruals”) for each month. The Daily Group Fee Accrual for any particular day will be computed by multiplying the Price Funds’ group fee accrual as determined below (“Daily Price Funds’ Group Fee Accrual”) by the ratio of the Fund’s net assets for that day to the sum of the aggregate net assets of the Price Funds for that day. The Daily Price Funds’ Group Fee Accrual for any particular day shall be calculated by multiplying the fraction of one (1) over the number of calendar days in the year by the annualized Daily Price Funds’ Group Fee Accrual for that day as determined in accordance with the following schedule:

Price Funds Annual Group Base Fee Rate for Each Level of Assets
0.480%	First $1 billion
0.450%	Next $1 billion
0.420%	Next $1 billion
0.390%	Next $1 billion
0.370%	Next $1 billion
0.360%	Next $2 billion
0.350%	Next $2 billion
0.340%	Next $5 billion
0.330%	Next $10 billion
0.320%	Next $10 billion
0.310%	Next $16 billion
0.305%	Next $30 billion
0.300%	Next $40 billion
0.295%	Next $40 billion
0.290%	Next $60 billion
0.285%	Next $80 billion
0.280%	Next $100 billion
0.275%	Next $100 billion
0.270%	Next $150 billion
0.265%	Next $195 billion
0.260%	Thereafter

    The Price Funds shall include all the mutual funds distributed by T. Rowe Price Investment Services, Inc., (except for Spectrum Funds, Retirement Funds, Retirement I Funds, Target Funds, TRP Reserve Investment Funds, and any index or private label mutual funds). For the purposes of calculating the Daily Price Funds’ Group Fee Accrual for any particular day, the net assets of each Price Fund shall be determined in accordance with the Fund’s prospectus, as of the close of business on the previous business day on which the Fund was open for business.

    B. Fund Fee. The monthly Fund Fee (“Monthly Fund Fee”) shall be the sum of the daily Fund Fee accruals (“Daily Fund Fee Accruals”) for each month. The Daily Fund Fee Accrual for any particular day will be computed by multiplying the fraction of one (1) over the number of calendar days in the year by the Fund Fee Rate of the applicable Fund provided on Schedule A and multiplying this product by the net assets of the Fund for that day, as determined in accordance with the Corporation’s prospectus as of the close of business on the previous business day on which the Fund was open for business.

    C. Proration of Fee. If this Agreement becomes effective or terminates before the end of any month, the Fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

    D. Expense Limitation. The Manager agrees to waive its Fee and/or pay the expenses of the Fund or its separate share classes (each, a “Class”), excluding interest; taxes (all taxes or governmental fees payable by or with respect of the Fund to federal, state, or other governmental agencies, domestic or foreign, including stamp or other transfer taxes); brokerage commissions (all brokers' commissions and other charges incident to the purchase, sale, or lending of the Fund's portfolio securities); nonrecurring and extraordinary expenses (such nonrecurring expenses as may arise, including the costs of actions, suits, or proceedings to which the Fund is a party and the expenses the Fund may incur as a result of its legal obligation to provide indemnification to its officers, directors, and agents); acquired fund fees and expenses, if any; or, 12b-l fees, if any (such excluded expenses, collectively, “Excluded Expenses” and the Fund’s or Class’ expenses excluding the Excluded Expenses, the “Expenses”), or reimburse the Fund or Class for Expenses, to the extent its Fee plus the Expenses in the aggregate with respect to each Fund or Class, as applicable, exceed the Total Expense Limitation of the applicable Fund set forth on Schedule B, on an annualized basis, of the Fund’s or Class’ average daily net assets (hereinafter referred as the “Expense Limitation”). Any Fees waived or Expenses paid by the Manager pursuant to the Expense Limitation are subject to reimbursement to the Manager by the Fund or applicable Class whenever Fees and Expenses with respect to each Class in the aggregate are below the Total Expense Limitation of the applicable Fund provided on Schedule B of the Class' average daily net assets. However, no reimbursement will be made more than three years after the waiver or payment of Fees or Expenses by the Manager pursuant to the Expense Limitation or if such reimbursement would result in any Class' Fees and Expenses in the aggregate exceeding the Total Expense Limitation of the applicable Fund provided on Schedule A of the Class' average daily net assets.

 2. All other terms and conditions of the Agreement remain in full force and effect.

 IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

Attest:	T. ROWE PRICE EQUITY SERIES, INC. T. ROWE PRICE FIXED INCOME SERIES, INC. T. ROWE PRICE INTERNATIONAL SERIES, INC.
/s/Cheryl L. Emory _________________________________ Cheryl Emory, Assistant Secretary	/s/Fran Pollack-Matz By:___________________________________ Fran Pollack-Matz, Vice President

Attest:	T. ROWE PRICE ASSOCIATES, INC.
/s/Kathryn L. Reilly __________________________________ Kathryn L. Reilly, Assistant Secretary	/s/Sara Pak By:__________________________ Sara Pak, Vice President

Schedule A

Fund Fee Rate
T. ROWE PRICE EQUITY SERIES, INC. on behalf of
T. Rowe Price All-Cap Opportunities Portfolio	0.35%
T. Rowe Price Blue Chip Growth Portfolio	0.30%
T. Rowe Price Equity Income Portfolio	0.26%
T. Rowe Price Health Sciences Portfolio	0.37%
T. Rowe Price Mid-Cap Growth Portfolio	0.35%
T. Rowe Price Moderate Allocation Portfolio	0.25%

T. ROWE PRICE FIXED INCOME SERIES, INC. on behalf of
T. Rowe Price Limited-Term Bond Portfolio	0.01%

T. ROWE PRICE INTERNATIONAL SERIES, INC. on behalf of
T. Rowe Price International Stock Portfolio	0.37%

Schedule B

Total Expense Limitation
T. ROWE PRICE EQUITY SERIES, INC. on behalf of
T. Rowe Price All-Cap Opportunities Portfolio	0.85%
T. Rowe Price Blue Chip Growth Portfolio	0.75%
T. Rowe Price Equity Income Portfolio	0.74%
T. Rowe Price Health Sciences Portfolio	0.94%
T. Rowe Price Mid-Cap Growth Portfolio	0.84%
T. Rowe Price Moderate Allocation Portfolio	0.85%

T. ROWE PRICE FIXED INCOME SERIES, INC. on behalf of
T. Rowe Price Limited-Term Bond Portfolio	0.50%

T. ROWE PRICE INTERNATIONAL SERIES, INC. on behalf of
T. Rowe Price International Stock Portfolio	0.95%